ESG Inc. Announces Appointment of Edward F. Gobora as Chief Financial Officer

Chadds Ford, PA – August 28, 2025 - ESG Inc. (OTCQB: ESGH), a sustainable and technology driving plant based food related company consistent with the principles of Environment, Sustainable and Governance investing, is pleased to announce the appointment of Edward F. Gobora as Chief Financial Officer, effective on August 27, 2025. Mr. Gobora succeeds Zhi Yang, who previously served in the role.

Mr. Gobora brings more than three decades of experience in financial strategy, capital markets, and executive leadership. He currently serves as President and Chief Executive Officer of Main Line Advisory, LLC, and is a founder of Miami International Holdings, Inc., the parent company of the MIAX Options Exchange. Earlier in his career, Mr. Gobora held senior leadership roles at Merrill Lynch in Princeton and London, including Global Head of Currency Management and Head of the Global Bond Team from 1988 to 2001.

Mr. Gobora earned a Bachelor of Science in Business Administration from Bloomsburg University of Pennsylvania. He has also been a long-standing member of the First Troop Philadelphia City Cavalry, where he served as Executive Officer for eight years.

“We are thrilled to welcome Ed to the ESG team,” said Zhi Yang, Chief Executive Officer of ESG Inc. “His deep expertise in global financial markets and proven leadership will be instrumental as we continue to execute on our growth strategy and deliver value for our shareholders.”

About ESG Inc.

Based in Chadds Ford, Pennsylvania, ESG was incorporated in July 2021 as a Nevada corporation to develop and operate sustainable plant based food and ingredients production and distribution with the substantial experience of its management team, the board of directors and the advisory board, including expertise and relationships in the industry of mushroom, agriculture and food in the world and the capital markets in the States. ESG's core business philosophy is to develop and operate sustainable and technology driving food related businesses consistent with the principles of Environment, Sustainable and Governance investing.

Forward-Looking Statements

This press release may contain forward-looking statements that are subject to risks and uncertainties. These statements are based on current expectations and assumptions and are not guarantees of future performance. Actual results may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements.

For Investor Relations, Contact:

Thomas Yang

CEO

ESG Inc.

Phone: 267 467 5871

Email: tyang@esgfood.net

Website: www.esgfood.net